FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Covina, CA – February 3, 2014. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), reported net income of $1.3 million, or $0.18 per diluted share for the quarter ended December 31, 2013 and $2.5 million, or $0.33 per diluted share for the six months then ended.  This compares to net income of $1.1 million, or $0.13 per diluted share for the quarter ended December 31, 2012 and $2.5 million, or $0.30 per diluted share for the six months then ended.  The increase in net income for the quarter ended December 31, 2013 was due primarily to a decrease in noninterest expense and provision for loan losses, partially offset by a decrease in noninterest income and net interest income.

“We are pleased with our quarterly results and improvement in asset quality with declining delinquent loans and non-performing assets. This improvement allowed for a reversal of $300,000 in provision for loan losses during the quarter. We will continue to focus on our strategy of building brand awareness and deepening customer relationships within our communities,” said Dustin Luton, President and Chief Executive Officer of Simplicity Bancorp, Inc.   Luton continued, “We also remain committed to reinvesting in the long term value of the Company through our stock repurchase programs.”

Net interest income decreased $256,000, or 3.7% to $6.7 million for the quarter ended December 31, 2013 as compared to $7.0 million for the quarter ended December 31, 2012.  While net interest income decreased, net interest margin rose to 3.33% for the quarter ended December 31, 2013 from 3.20% for the quarter ended December 31, 2012.  The improvement in the net interest margin for the second fiscal quarter of 2014 was primarily due to an increase in the average yield on securities available-for-sale and FHLB stock, a decline in the average cost of deposits and borrowings, partially offset by a decline in the average yield on loans as a result of the low interest rate environment as compared to the same period last year. Net interest income decreased $1.2 million, or 8.4% to $13.4 million for the six months ended December 31, 2013 from $14.6 million for the same period last year. Net interest margin declined slightly to 3.30% for the six months ended December 31, 2013 from 3.33% for the same period last year.  The decrease in the net interest margin for the six months ended December 31, 2013, was primarily due to a decline in the average yield on loans offset in part by the increase in the average yield on securities available-for-sale and FHLB stock along with the decline in the average cost of deposits and borrowings when compared to the same period last year.

Noninterest income decreased $675,000, or 32.6% to $1.4 million for the quarter ended December 31, 2013 as compared to $2.1 million for the quarter ended December 31, 2012. Noninterest income decreased $784,000, or 21.6% to $2.9 million for the six months ended December 31, 2013 from $3.6 million for the same period last year. The decrease in noninterest income for both periods was due to a decline in gains on one-to-four family mortgage loans sold reflecting the impact of lower loan sale volume as a result of the recent increase in interest rates during the three and six months ended December 31, 2013.

Noninterest expense decreased $462,000, or 6.8% to $6.3 million for the quarter ended December 31, 2013 as compared to $6.7 million for the quarter ended December 31, 2012. Noninterest expense decreased $315,000, or 2.4% to $12.6 million for the six months ended December 31, 2013 from $12.9 million for the same period last year.  The decrease for both periods was primarily due to a decline in salaries and benefits expense, partially offset by an increase in advertising and promotional expenses resulting from continued branding and marketing campaign efforts. The decrease in salaries and benefits expense was due primarily to a lump sum severance payment to a former executive during the quarter ended December 31, 2012.

Delinquent loans 60 days or more decreased to $5.1 million or 0.71% of total loans at December 31, 2013 as compared to $5.5 million, or 0.79% of total loans at June 30, 2013. Non-performing loans decreased to $11.8 million, or 1.64% of total loans at December 31, 2013 as compared to $15.9 million, or 2.29% of total loans at June 30, 2013. The decrease in non-performing loans was primarily attributable to pay-offs, loans transferred to real estate owned, and troubled debt restructurings returned to accruing status after the borrowers demonstrated a sustained period of performance, generally six consecutive months of timely payments, during the quarter ended December 31, 2013. The allowance for loan losses to non-performing loans was 42.76% at December 31, 2013 as compared to 35.45% at June 30, 2013.

During the three and six months ended December 31, 2013, a $300,000 provision for loan losses reversal was recorded as compared to a $600,000 provision for loan losses for the three months ended December 31, 2012 and a $1.5 million provision for loan losses for the six months ended December 31, 2012. The decline in the provision was primarily a result of a decline in net charge-offs and loss factors on loans collectively evaluated for impairment. The provisions reflected management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

Total assets declined to $854.9 million, or 1.4%, at December 31, 2013 from $867.4 million at June 30, 2013 due primarily to a decrease in cash and cash equivalents and securities available-for-sale, partially offset by an increase in gross loans receivable. Cash and cash equivalents decreased to $57.6 million at December 31, 2013 from $85.7 million at June 30, 2013 due primarily to the growth in loans and a decline in deposits. Securities available-for-sale decreased to $45.3 million at December 31, 2013 from $52.2 million at June 30, 2013 due to maturities, principal repayments and amortization. Gross loans receivable combined with loans held for sale increased by $22.0 million, or 3.1%, to $721.9 million at December 31, 2013 from $699.8 million at June 30, 2013. The increase was primarily attributable to organic loan growth in multi-family residential loans and consumer loans, offset in part by loan principal repayments and payoffs.

Total deposits decreased $30.2 million, or 4.6%, to $624.5 million at December 31, 2013 from $654.6 million at June 30, 2013. The decline was primarily attributable to a decrease in certificates of deposit due to non-relationship customers seeking higher yields as accounts reprice to lower interest rates as compared to June 30, 2013. FHLB advances increased to $85.0 million at December 31, 2013 as compared to $60.0 million at June 30, 2013. The weighted average cost of FHLB advances was 1.57% at December 31, 2013 as compared to 1.64% at June 30, 2013. During the six months ended December 31, 2013, the Bank borrowed $25.0 million in FHLB advances at a weighted average cost of 1.38%. The extension of borrowing has allowed the Bank to manage its liquidity position and improve its interest rate risk position by locking in longer term funding.

Total stockholders’ equity represented 16.50% of total assets and decreased to $141.1 million at December 31, 2013 from $145.4 million at June 30, 2013. The decrease in stockholders’ equity was primarily attributable to shares repurchased pursuant to the stock repurchase programs previously announced as well as cash dividends paid of $1.2 million, partially offset by an increase of $2.5 million in net income. For the three months ended December 31, 2013, the Company repurchased 235,404 shares at an aggregate cost of $3.7 million with a weighted average price of $15.82 per share. For the six months ended December 31, 2013, the Company repurchased 383,979 shares at an aggregate cost of $6.0 million with a weighted average price of $15.54 per share. There are 276,805 shares in total remaining under authorized stock repurchase programs at December 31, 2013. Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2013
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	December 31, 2013	June 30, 2013
Total assets	$854,931	$867,377
Gross loans receivable	719,750	695,351
Allowance for loan losses	(5,039)	(5,643)
Loans held for sale	2,141	4,496
Cash and cash equivalents	57,645	85,674
Securities available-for-sale, at fair value	45,251	52,180
Total deposits	624,478	654,646
Borrowings	85,000	60,000
Total stockholders’ equity	141,098	145,438
Equity to total assets	16.50%	16.77%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	0.71%	0.79%
Non-performing loans to total loans	1.64%	2.29%
Non-performing assets to total assets	1.41%	1.84%
Net charge-offs to average loans outstanding	0.08%	0.29%
Allowance for loan losses to total loans	0.70%	0.81%
Allowance for loan losses to non-performing loans	42.76%	35.45%

	Three Months Ended December 31,		Six Months Ended December 31,
Selected Operating Data and Ratios:	2013	2012	2013	2012
Interest income	$8,301	$9,089	$16,595	$18,930
Interest expense	(1,567)	(2,099)	(3,207)	(4,317)
Net interest income	6,734	6,990	13,388	14,613
Provision for loan losses	300	(600)	300	(1,450)
Net interest income after provision for loan losses	7,034	6,390	13,688	13,163
Noninterest income	1,394	2,069	2,853	3,637
Noninterest expense	(6,283)	(6,745)	(12,572)	(12,887)
Income before income tax expense	2,145	1,714	3,969	3,913
Income tax expense	(805)	(607)	(1,480)	(1,413)
Net income	$1,340	$1,107	$2,489	$2,500

Net income per share – basic and diluted	$0.18	$0.13	$0.33	$0.30
Return on average assets (annualized)	0.63%	0.49%	0.59%	0.55%
Return on average equity (annualized)	3.77%	2.94%	3.47%	3.29%
Net interest margin (annualized)	3.33%	3.20%	3.30%	3.33%
Efficiency ratio	77.09%	74.30%	77.22%	70.44%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2013
(Dollars in thousands)

	December 31, 2013	June 30, 2013
Non-accrual loans:
Real estate loans:
One-to-four family	$2,951	$4,372
Multi-family residential	1,587	914
Commercial	1,108	1,500
Other loans:
Automobile	11	14
Home equity	—	—
Other	6	4
Troubled debt restructurings:
One-to-four family	3,465	5,938
Multi-family residential	111	633
Commercial	2,545	2,545
Total non-accrual loans	11,784	15,920
Real estate owned and repossessed assets:
Real estate:
One-to-four family	284	—
Multi-family residential	—	—
Commercial	—	—
Other:
Automobile	—	35
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	284	35
Total non-performing assets	$12,068	$15,955
Total accruing troubled debt restructurings	$9,283	$6,570

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
December 31, 2013
Real estate loans:
One-to-four family	3	$1,257	2	$739	5	$1,996
Multi-family residential	—	—	1	545	1	545
Commercial	—	—	1	2,545	1	2,545
Other loans:
Automobile	—	—	1	11	1	11
Home equity	—	—	—	—	—	—
Other	7	11	2	5	9	16
Total loans	10	$1,268	7	$3,845	17	$5,113
June 30, 2013
Real estate loans:
One-to-four family	3	$970	5	$1,751	8	$2,721
Multi-family residential	1	198	—	—	1	198
Commercial	1	2,545	—	—	1	2,545
Other loans:
Automobile	—	—	1	14	1	14
Home equity	—	—	—	—	—	—
Other	1	2	2	4	3	6
Total loans	6	$3,715	8	$1,769	14	$5,484